UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2004

RAMCO-GERSHENSON PROPERTIES TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-10093	13-6908486
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan		48334
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-350-9900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2004, affiliates of Ramco-Gershenson Properties Trust (the "Trust") and affiliates of Clarion Lion Properties Fund, LLC ("Clarion"), a fund advised by ING Clarion Partners, entered into an Amended and Restated Limited Partnership Agreement of Ramco/Lion Venture LP (the "Agreement"). Pursuant to the Agreement, the general partners in Ramco/Lion Venture LP (the "Venture") are Ramco Lion LLC and CLPF-Ramco GP, LLC, which are affiliates of the Trust and Clarion, respectively, and the limited partners in the Venture are Ramco-Gershenson Properties, L.P. ("Ramco") and CLPF-Ramco, L.P., which are affiliates of the Trust and Clarion, respectively. Ramco Lion LLC is the managing general partner of the Venture.

The Venture is 30% owned by the Ramco affiliates and 70% owned by the CLPF affiliates. Prior to the execution of the Agreement, the Venture was wholly-owned by the Ramco affiliates. The Ramco affiliates have contributed an aggregate of approximately $6.1 million to the Venture, and the CLPF affiliates have contributed an aggregate of approximately $14.3 million to the Venture. Pursuant to the Agreement, the Ramco affiliates have committed to contribute up to an aggregate of $54 million of equity capital to the Venture, and the CLPF affiliates have committed to contribute up to an aggregate of $126 million of equity capital to the Venture. Such capital is to be contributed over the next 24 months as needed in connection with the acquisition of shopping center properties.

The Venture acquired three shopping centers (Village Plaza, Treasure Coast Commons and Vista Plaza) in December 2004 for an aggregate purchase price of $48 million, and Ramco has made available to the Venture its rights to acquire six additional shopping centers for an aggregate purchase of $218.3 million to the Venture. The Agreement provides that the Venture will have a right of first refusal with respect to the purchase of neighborhood, community and power shopping centers in Florida, Michigan, Georgia, North Carolina and South Carolina by Ramco and its affiliates which fall within certain parameters set forth in the Agreement.

Pursuant to the Agreement, Ramco and its affiliates will manage the Venture and its properties and will receive fees for acquisitions, financings, property management, leasing, construction management and dispositions of assets and has the opportunity to receive performance-based incentives. Certain actions, as specified in the Agreement, may be taken by Ramco Lion LLC as managing general partner of the Venture only if approved by CLPF-Ramco GP, LLC. In the event of certain defaults, Ramco Lion LLC may be removed as the managing general partner of the Venture.

After December 29, 2007 (or earlier in the event of a default), each of Ramco Lion LLC and CLPF-Ramco GP, LLC has the right to make a binding buy/sell offer with respect to the interests of the CLPF affiliates or the Ramco affiliates, respectively, in the Venture. The party receiving such an offer would have the option to purchase the offering party’s (and its affiliates) interests in the Venture at the price stated in the buy/sell notice (adjusted as appropriate to reflect the percentage interests being acquired), the offering party will have the right to buy the receiving party’s interests in the Venture at the price stated in the buy/sell notice. In addition, after December 29, 2007 (or earlier in the event of a default), each of Ramco Lion LLC and CLPF-Ramco GP, LLC has the right to make a binding buy/sell offer with respect to any property owned by the Venture. In such event, the other general partner would have the option to purchase such property at the price stated in the buy/sell notice, and if the other general partner does not exercise such option, the offering general partner will have the right to buy the property at such price.

Item 9.01. Financial Statements and Exhibits.

Press release, dated January 4, 2005, issued by Ramco-Gershenson Properties Trust

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST

January 5, 2005	By:	Richard J. Smith

Name: Richard J. Smith
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated January 4, 2005, issued by Ramco-Gershenson Properties Trust